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                  [FULBRIGHT & JAWORSKI L.L.P. LETTERHEAD]



                                       December 4, 1997


Midway Airlines Corporation
300 West Morgan Street, Suite 1200
Durham, North Carolina 27701

Ladies and Gentlemen:

     We refer to the Registration Statement on Form S-1 (filed pursuant to Rule 462(b)) (the "Registration Statement"), filed by Midway Airlines Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, relating to the offer by the Company of 402,500 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock").

     As counsel to the Company, we have examined such corporate records, documents and questions of law as we have deemed necessary or appropriate for the purposes of this opinion. In such examinations, we have assumed the genuineness of signatures and the conformity to the originals of the documents supplied to us as copies. As to various questions of fact material to this opinion, we have relied upon statements and certificates of officers and representatives of the Company.

     Upon the basis of such examination, we are of the opinion that the 402,500 shares of Common Stock offered by the Company, when sold in accordance with the terms agreed upon in the Underwriting Agreement, will be legally issued, fully paid and nonassessable.

     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus incorporated as part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933.

                                       Very truly yours,

                                       /s/ Fulbright & Jaworski L.L.P.

                                       Fulbright & Jaworski L.L.P.